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                                                                    Exhibit 23.2


                      [LETTERHEAD OF DELOITTE & TOUCHE LLP]


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Calpine Corporation on Form S-3 of our reports dated March 10, 2003 (October 21, 2003 as to paragraph two of Note 10 and March 22, 2004 as to paragraphs six and eight of Note 10) relating to the consolidated financial statements of Calpine Corporation as of December 31, 2002 and for the years ended December 31, 2002 and 2001 (which reports express unqualified opinions and include emphasis relating to the adoption of new accounting standards in 2002 and 2001 and divestitures) appearing in and incorporated by reference in the Annual Report on Form 10-K of Calpine Corporation for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

San Jose, California
June 14, 2004